Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan President & CEO (978) 725-7555
LSB Corporation Announces Solid Third Quarter 2009 Financial Results,
2009 Deposit and Loan Growth of 15%,
Declares Quarterly Cash Dividend
NORTH ANDOVER, MA, — (MARKET WIRE) — October 22, 2009 — LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced third quarter 2009 net income available to common shareholders of $1.3 million, or $0.30 per diluted common share, as compared to a net loss of $(8.3) million, or $(1.85) per diluted common share, for the third quarter of 2008. Net income available to common shareholders for the nine months ended September 30, 2009 totaled $3.0 million, or $0.66 per diluted common share, versus a net loss of $(6.4) million, or $(1.42) per diluted common share, for the same period in 2008. Excluding the impact of the non-cash impairment charge incurred in 2008, normalized net income available to common shareholders for the third quarter of 2008 would have been $1.1 million while the third quarter of 2009 saw improved results to $1.3 million, an improvement of $213,000 or 18.8%. The normalized return on average assets for the three months ended September 30 was 0.78% in 2009 as compared to 0.63% in 2008, excluding the impact of the 2008 non-cash impairment charge.
Total assets increased by $45.6 million or 6.0% from December 31, 2008 to $807.0 million as of September 30, 2009. The 2009 increase reflected local loan growth of $65.8 million or 14.5% from December 31, 2008. The corporate loan portfolio increased by $43.0 million or 13.5% in the first nine months of 2009 while the retail loan portfolio increased by $22.8 million or 17.0% over the same period. This loan growth was offset by maturities and regular amortization of collateralized mortgage obligations and mortgage-backed securities totaling $64.2 million and sales of investments of $19.3 million.
Deposits totaled $471.4 million at September 30, 2009, an increase of $62.7 million or 15.3% from December 31, 2008. River Bank’s focus on attracting and retaining core deposits has produced favorable results in 2009. During the first nine months of 2009, savings accounts, money market accounts, NOW accounts and demand deposit accounts increased by $29.5 million, $12.8 million, $2.1 million and $10.2 million, respectively. Certificates of deposit increased by $8.1 million since December 31, 2008. Total borrowed funds decreased during the first nine months of 2009 by $21.7 million or 7.8% and totaled $254.8 million as of September 30, 2009.
President and CEO Gerald T. Mulligan stated, “Our attention to customer service and competitive pricing continues to produce substantial growth in both credit-worthy, locally-based loans and attractive, local, core deposits. In spite of the challenging economic environment, we have been able to maintain modest levels of non-performing assets while continuing to build our loan loss reserves. We have been successful in gaining loan and deposit market share from large multi-national competitors that are otherwise distracted by economic challenges elsewhere. This increase in market share improves our long-term franchise value and permits us to do well in this uncertain economy.
“Additionally, I am pleased to report that on October 20, 2009, River Bank borrowed $6 million in a subordinated debt transaction intended to qualify as “term subordinated debt” within the meaning of the FDIC’s regulatory capital requirements and is, therefore, eligible as Tier 2 capital within the meaning of those regulations. We expect all of the $6 million subordinated debt, which will mature on October 20, 2016, will be included in River Bank’s Tier 2 capital as of December 31, 2009. This additional regulatory capital will afford the Bank an increased ability to pursue strategic opportunities.”
The largest negative factor affecting net income in 2009 is the increase in FDIC deposit insurance premiums which totaled $262,000 for the third quarter of 2009 as compared to $18,000 in the comparable quarter in 2008. More than offsetting the impact of the increased deposit insurance premiums were gains on sales of investments of $572,000 in the third quarter of 2009 as compared to none in the third quarter of 2008. Included in the year-to-date results for 2009 were total FDIC deposit insurance premiums of $1.0 million, which included a charge for the special FDIC deposit assessment of $370,000. Total deposit insurance expenses were $47,000 in the comparable period of 2008. Partially offsetting the significant deposit insurance costs for the nine months ended September 30, 2009 were gains on sales of investments totaling $1.0 million as compared to none in the comparable period of 2008.

The cause for the net loss in both the quarter and the year-to-date results in 2008 was the other-than-temporary impairment write-downs of investments in Fannie Mae and Freddie Mac preferred stock, the value of which was adversely affected by events surrounding the September 7, 2008 appointment of a conservator for Fannie Mae and Freddie Mac. The non-cash charge of $(9.4) million or $(2.10) per diluted share, pre-tax, reduced earnings in both the quarter and the year-to-date periods ended September 30, 2008.
The Company recorded a provision for loan losses of $400,000 in the third quarter of 2009 as compared to $330,000 for the third quarter of 2008 and $460,000 in the second quarter of 2009. The increase in the provision for loan losses in 2009 is due to continued corporate and retail loan growth coupled with an increase in non-performing loans. Annualized net loan charge-offs as a percentage of average loans totaled 10 basis points for the first nine months of 2009 as compared to 4 basis points in the comparable period in 2008.
The Company’s net interest margin remained stable at 2.53% for the first nine months of 2009 and 2008, respectively. However, there was an increase in the net interest margin from 2.52% in the second quarter of 2009 to 2.59% in the third quarter of 2009. The Company is continually monitoring ways to maintain or improve the net interest margin as market interest rates continue to decline. The improvement in the margin is partially caused by a shift in the mix of assets as higher yielding loans replace maturing investments.
At September 30, 2009, non-performing loans totaled $3.5 million and 0.68% of total loans as compared to $4.1 million and 0.82%, respectively, as of June 30, 2009 and $2.6 million and 0.58%, respectively, as of December 31, 2008. The allowance for loan losses in total and as a proportion of total loans as of September 30, 2009 equaled $6.6 million and 1.28%, respectively, as compared to $5.9 million and 1.30%, respectively, as of December 31, 2008. Non-performing assets, which include non-performing loans and other real estate owned, totaled $3.7 million at September 30, 2009 for an increase of $942,000 from December 31, 2008. The increase in non-performing loans during the nine months of 2009 resulted from multiple properties, including both commercial and residential real estate collateral. Total loan delinquencies under 90 days at September 30, 2009 amounted to $761,000 as compared to $2.1 million as of June 30, 2009 and $500,000 at December 31, 2008.
The Company also announced today a quarterly cash dividend of $0.05 per share to be paid on November 19, 2009 to shareholders of record as of November 5, 2009. This dividend represents a 1.9% annualized dividend yield based on the closing stock price of $10.75 on October 21, 2009.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Nine months ended
(For the periods ending)	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
Performance ratios (annualized):
Efficiency ratio	58.70%	59.96%	65.02%	62.34%
Return on average assets	0.78%	(4.57)%	0.61%	(1.25)%
Return on average stockholders equity	8.31%	(57.08)%	6.55%	(14.30)%
Net interest margin	2.59%	2.54%	2.53%	2.53%
Interest rate spread (int. bearing only)	2.26%	2.21%	2.19%	2.15%
Dividends paid per share during period	$0.05	$0.15	$0.25	$0.43

(At)		Sept. 30, 2009	Dec. 31, 2008	Sept. 30, 2008
	“Well Capitalized” Minimums
Capital Ratios:
Stockholders’ equity to total assets	N/A	9.46%	9.48%	7.02%
RiverBank Tier 1 leverage ratio	5.0%	8.17%	8.18%	7.36%
Risk-Based Capital Ratio:
LSB Corporation Tier 1 risk-based	6.0%	12.64%	13.30%	10.62%
RiverBank Tier 1 risk-based	6.0%	11.54%	11.83%	10.47%
RiverBank total risk-based	10.0%	12.72%	12.97%	11.57%
Asset Quality:
Allowance for loan losses as a percent of total loans		1.28%	1.30%	1.27%
Allowance as a percent of non-performing loans		187.03%	225.83%	895.63%
Non-performing loans as a percent of total loans		0.68%	0.58%	0.14%
Non-performing assets as a percent of total assets		0.45%	0.36%	0.21%
Per Share Data:
Book value per share including CPP		$16.97	$16.14	$11.47
Book value per share excluding CPP		$13.64	$12.78	$11.47
Tangible book value per share including CPP		$15.79	$15.40	$11.37
Tangible book value per share excluding CPP		$12.46	$12.04	$11.37

Reconciliation Table — Non-GAAP Financial Information
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
(For the periods ended)	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
Net income (loss) to common shareholders per GAAP	$1,346	$(8,250)	$2,998	$(6,391)
Add: Impairment of investments	—	9,383	—	9,383

Net operating earnings to common shareholders (non-GAAP)	$1,346	$1,133	$2,998	$2,992

Diluted net operating earnings per common share	$0.30	$0.25	$0.66	$0.67
Return on average assets	0.78%	0.63%	0.61%	0.58%
Return on average stockholders’ equity	8.31%	7.84%	6.55%	6.69%

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	Sept. 30, 2009	Dec. 31, 2008	Sept. 30, 2008
Retail loans	$156,855	$134,079	$130,147
Corporate loans	361,587	318,542	306,645

Total loans	518,442	452,621	436,992

Allowance for loan losses	(6,636)	(5,885)	(5,535)

Investments available for sale	240,341	264,561	242,256
FHLB stock	11,825	11,825	11,787

Total investments	252,166	276,386	254,043

Federal funds sold	10,218	6,469	13,617
Other assets	32,763	31,733	30,093

Total assets	$806,953	$761,324	$729,210

Core deposits	$232,255	$177,639	$185,482
Term deposits	239,096	231,024	214,879

Total deposits	471,351	408,663	400,361

Borrowed funds	254,815	276,490	272,803
Other liabilities	4,427	4,029	4,869

Total liabilities	730,593	689,182	678,033

Total stockholders’ equity	76,360	72,142	51,177

Total liabilities and stockholders’ equity	$806,953	$761,324	$729,210

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
(For the period ended)	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
Interest income	$10,268	$9,925	$30,400	$28,768
Interest expense	5,226	5,482	16,058	16,212

Net interest income	5,042	4,443	14,342	12,556
Provision for loan losses	400	330	1,100	835

Net interest income after provision for loan losses	4,642	4,113	13,242	11,721
Impairment of investments	—	(9,383)	—	(9,383)
Gain on sales of investments	572	—	1,030	—
Other non-interest income	524	535	1,571	1,540
Salary & employee benefits expense	1,643	1,692	5,013	4,963
Other non-interest expense	1,624	1,293	5,333	3,825

Total non-interest expense	3,267	2,985	10,346	8,788

Net income (loss) before income taxes	2,471	(7,720)	5,497	(4,910)
Income tax expense (benefit)	910	530	1,911	1,481

Net income (loss) before preferred stock dividends and accretion	1,561	(8,250)	3,586	(6,391)
Preferred stock dividends and accretion	(215)	—	(588)	—

Net income (loss) available to common shareholders	$1,346	$(8,250)	$2,998	$(6,391)

Basic earnings (loss) per common share	$0.30	$(1.85)	$0.66	$(1.43)
Diluted earnings (loss) per common share	$0.30	$(1.85)	$0.66	$(1.42)
End of period common shares outstanding	4,499,936	4,461,441	4,499,936	4,461,441
Weighted average common shares outstanding:
Basic	4,495,356	4,456,821	4,479,316	4,469,884
Diluted	4,496,680	4,469,482	4,463,995	4,489,765